Exhibit 10.29

March 23, 2010

Mr. Gregory M. Krzemien
1743 Central Park
Orefield, PA 18069

Dear Greg:

You are presently employed by Mace Security International, Inc. (“Company”) and, through February 12, 2010, you were employed pursuant to a written contract that has expired.  The Company is pleased now to offer to you (“Employee”) employment with the Company (“Offer”) on the terms of this letter agreement, including Schedule A hereto, (the “Agreement”), which includes additional and new consideration provided to you.  If you accept the Offer, please sign this Agreement and return it to the Company.

Note that your employment with the Company is at-will, which means that you or the Company may terminate your employment, with or without reason, at any time.  This can be altered only by an express written agreement signed by the Company’s CEO and approved by the Mace Board of Directors Compensation Committee.

The Company is excited about your continued employment and looks forward to a continued beneficial and productive relationship.

1.           Employment, Duties, and Location.
a.           Employment.  Subject to the terms and conditions hereinafter set forth and in the Company’s Manual for Employees, you shall be employed as an at-will employee.  The Company or the Employee may terminate the employment relationship without notice, with or without cause at any time.  In the event you decide to leave employment with the Company, you are requested to provide two (2) weeks prior written notice.  The Term automatically terminates on Employee’s death or inability to perform his/her duties.
b.           Duties.  Your job title shall be Chief Financial Officer.  If requested by the Company you will continue to serve and/or accept election as Treasurer of the Company and/or any of its subsidiaries, or affiliated entities, as well as Interim Secretary of the Company.  Your duties are as set forth on the attached Exhibit 1, Job Description-CFO.  The Company reserves the right to vary, increase, or decrease the duties at its discretion consistent with your position as CFO, which will not be materially different than your current responsibilities.

Company Confidential Version 32310		Printed 3/23/10
Mace Security International, Inc.	240 Gibraltar Rd. #230	Horsham, PA 19044

c.           Full Time Position and Supervisor.  During Employee’s employment (“Term”), Employee shall devote his best efforts and substantially all of his business time and services to the Company.  Employee shall report to and be supervised by the CEO of the Company and also provide a reporting relationship to the Chairman of the Audit Committee of the Mace Board of Directors.  Employee shall perform such duties and services as the Employee’s supervisor requests.  During the Term, Employee will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved with, nor will Employee engage in any other activities that conflict with Employee’s obligations to the Company.
d.           Location.  You will perform your duties principally from the offices of the Company located at Horsham, PA, but shall travel as necessary to other Company locations.
e.           Restrictions on Company.  While this Agreement is in effect, the Company may not, without Employee’s consent: (a) materially change or materially reduce the duties of Employee as CFO except as otherwise provided on Schedule A,  (b) move the principal location of Employee’s employment more than 25 miles from Horsham, PA, or (c) reduce Employee’s base salary hereunder or (d), there is a failure by a successor to this agreement, as defined in Item 6, to properly assume and fulfill the requirements of this agreement.  In the event the Company violates this provision and does not cure such violation within thirty (30) days after receipt of written notice from Employee specify the violation, Employee may resign and receive severance, as provided herein in Schedule A.

2.           Salary.  Employee hereby agrees to accept as compensation for all services rendered by Employee in any capacity hereunder during the Term a salary at the annual rate of $230,000.00, paid in accordance with the Company’s regular payroll practices, effective February 12, 2010.  (the “Salary”).  The Salary shall be inclusive of all applicable income, social security and other taxes and charges which are required by law to be withheld by the Company but shall be in addition to any Bonus and Additional Compensation and Benefits (as set forth in Paragraphs 3 and 4 below).

3.           Bonus.  Employee shall be eligible to receive an annual bonus which may be awarded at the sole discretion of the CEO.  Employee does not have any entitlement to any bonus.  Your Supervisor will establish a written bonus program for you within 60 days of your start.  Bonuses customarily are paid within 60 days following the end of the calendar year, and an employee who leaves employment for any reason prior to the date when bonuses are paid is not eligible to receive payment of any bonus.

4.           Additional Compensation and Benefits.  Employee shall be entitled to the additional compensation and benefits set forth on Schedule A attached hereto.

Company Confidential Version 32310		Printed 3/23/10
Mace Security International, Inc.	240 Gibraltar Rd. #230	Horsham, PA 19044

5.           Confidential Information and Inventions.  Employee shall execute and comply with the Company’s standard Confidential Information and Invention Agreement.

6.           Successors and Assigns.  The Company may assign this Agreement to any successor or transferee, provided that such successor or transferee agrees to assume the obligations of the Company hereunder.  The Employee may not assign this Agreement.

7.           Notice.  Any notice or communication required or permitted under this Agreement shall be made in writing and (i) sent by commercial overnight delivery service, (ii) e-mailed with a copy sent by ordinary mail or (iii) sent by fax, addressed to the addresses of the parties set forth on page 1 hereof or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.

8.           Noncompetition Covenants.  Section 4 of the Employment Contract between the Company and Employee, dated as of February 12, 2007 (the “2007 Contract”) is incorporated herein by reference, except in paragraph 4b, the non-compete term shall be equal to six months after termination.

9.           Entire Agreement; Amendments.  This Agreement and the Confidential Information and Invention Agreement referred to in section 5 above set forth the understanding of the parties hereto relating to the subject matter hereof, and merge and supersede all prior and contemporaneous discussions, agreements, and understandings of every nature between the parties hereto relating to the employment of Employee with the Company.  Notwithstanding the foregoing, sections 5 (Confidential Information), and 6 (Inventions) of the 2007 Contract, are not superseded and shall remain in effect to the extent they provide to the Company broader rights or protection than the terms of this Agreement, and section 15 (Insurance and Indemnification) of the 2007 Contract, is not superseded and shall remain in effect to the extent it provides to Employee or the Company broader rights or protection than the terms of this Agreement.  This Agreement may not be changed or modified, except by a writing signed by each of the parties hereto.

10.          Waiver.  Any waiver by either party of any breach of any term or condition in this Agreement shall not operate as a waiver of any other breach of such term or condition or of any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof or constitute or be deemed a waiver or release of any other rights, in law or in equity..

11.         Governing Law.  Notwithstanding any contrary choice of laws principles, this Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware, applicable to contracts executed and performed within the State of Delaware.

Company Confidential Version 32310		Printed 3/23/10
Mace Security International, Inc.	240 Gibraltar Rd. #230	Horsham, PA 19044

12.         Jurisdiction and Venue.  The parties agree that any dispute arising out of or in relation to this Agreement, the performance of it by either party, or Employee’s employment, shall be litigated in the Philadelphia County Court of Common Pleas, or in the United States District Court for the Eastern District of Pennsylvania if that federal court would have subject matter jurisdiction, and the parties hereby consent to the jurisdiction of those courts, which shall have exclusive jurisdiction over any such litigation.  The parties consent to those forums and, in connection with any such litigation, neither party shall raise as a defense lack of personal jurisdiction or improper venue or seek to have the action dismissed on grounds of forum non conveniens or transferred to any other court.

13.         Severability.  Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14.         Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall be deemed to be one and the same instrument.  A faxed or pdf signature shall have the same force and effect as an original signature.

Please have this agreement reviewed by your own legal counsel.  Please indicate your acceptance of the Offer by executing and returning a copy of this Agreement.  The Offer will expire, if not accepted within ten days of your receipt of this offer letter.

Sincerely,

MACE SECURITY INTERNATIONAL, INC.

By:	/s/Dennis Raefield
Name: Dennis Raefield
Title: CEO and President

Agreed to and Accepted:

/s/Gregory M. Krzemien	3/23/2010
Gregory M. Krzemien	Date

Company Confidential Version 32310		Printed 3/23/10
Mace Security International, Inc.	240 Gibraltar Rd. #230	Horsham, PA 19044

SCHEDULE A
ADDITIONAL COMPENSATION AND BENEFITS

1.
Equipment.  During the term the Company will supply Employee for his use in performing his duties, and not for Employee’s personal use the following items: cell phone, Blackberry, desktop or laptop computer as needed, (“Equipment”).  All items of Equipment shall be returned by Employee to Company upon request of the Company and upon the termination of Employee’s employment by the Company

2.
Expense Reimbursement.  Employee shall be entitled to receive reimbursement from the Company for all reasonable out-of-pocket expenses incurred by Employee in performing his or her duties under the Agreement, in accordance with the expense reimbursement policy established from time to time by the Company, upon presentation of expense statements or vouchers and such other supporting information as may be required.

3.
Vacation; Sick Leave.  Employee shall be entitled to four weeks paid vacation time in each year of the term of this Agreement, and sick leave (PTO) in accordance with such general policies as may be in effect from time to time for supervisory  employees.

4.
Other Benefits.  Employee shall be entitled, if and to the extent eligible under the applicable policies or plans, to participate in any group life, hospitalization or disability insurance plan, health program, pension plan, similar benefit plan or other so-called fringe benefits of the Company.  The current benefits include Medical and Dental Insurance (75% of premiums paid by Company for Employee and 25% of premiums paid by Company for Spouse and/or eligible Family members), Short and Long term Disability Insurance and Employee Term Life Insurance (100% paid by Company), 401K Retirement Plan (currently with no Company funding), Employee Assistance Plan, and other optional plans available at Employee cost (AFLAC and Vision plans).  All Company benefits are subject to review, change, and/or termination at any time.

5.
Car Allowance.  Employee will be paid a monthly car allowance of $700.00, which will be pro-rated and paid with each normal paycheck.  Employee will be responsible for tires, wear and tear, maintenance, insurance, and damage claims.

Company Confidential Version 32310		Printed 3/23/10
Mace Security International, Inc.	240 Gibraltar Rd. #230	Horsham, PA 19044

6.	Gas Usage. Employee shall be issued a company gas card, which shall be used to cover normal business driving for the company’s benefit. Employee agrees to not use gas card for personal use.

7.
Stock Options.  At the first meeting of the Company’s Compensation Committee of the Board of Directors occurring after the date the Employee executes this Agreement, the Company shall recommend that the Compensation Committee grant the Employee stock options (“Options”) exercisable for 50,000 shares of MSI’s common stock at a per-share exercise price equal to the closing trading price of the stock on the date of grant.  The Options will be Non-Incentive and shall vest over three years, one-third vesting each anniversary date of this Agreement’s execution.  The Options shall cease all vesting on the date that Employee is no longer employed by the Company, for any reason, and any unvested Options shall be canceled.  If the Company has a change in control, as defined in the 2007 Contract, all options shall be fully vested.  The Options shall be governed in all respects by the Company’s 1999 Stock Option Plan and the stock option agreement that shall be issued to Employee.

Employee shall be eligible for additional stock options under the Company's stock option plans based on Employee's performance of his duties, and at the discretion of the Compensation Committee of the Board of Directors.

8.
Notice Pay and Severance.  Employee is an “at will” employee who can be terminated at any time with or without cause.  The eligibility for payments under this paragraph and the subsequent paragraph is in lieu of, and not in addition to, any other right to or claim for payment on account of notice or severance, including under any employment contract or any prior, existing, or future plan, policy, or practice of the Company, which employee expressly waives.  However, Company agrees it will pay Employee the sum equal to six months of the then current Salary as severance, if the Company terminates the Employee and does not have “Good Cause”, as hereafter defined, or if the Employee terminates this Agreement by reason of the material breach by the Company which breach is not cured within thirty (30) days after written notice to the Company from Employee specifying the breach.  No severance shall be payable if the termination of Employee’s employment is in connection with the sale of the Company or any part of its business where Employee is offered employment by the acquirer as the CFO under similar terms. Good Cause for the Company not to pay notice pay and severance, exists if any of the following occur:

(i)  Employee’s refusal to perform his duties or other obligations under this Agreement, or Employee’s intentional or grossly negligent conduct causing material harm to the Company as determined by the Company, on fifteen (15) days notice after the Company has provided Employee written notice of such failure to perform and Employee has failed to cure the unsatisfactory performance, if capable of cure, within thirty (30) business days; or

Company Confidential Version 32310		Printed 3/23/10
Mace Security International, Inc.	240 Gibraltar Rd. #230	Horsham, PA 19044

(ii)   Employee’s conviction of a felony, or a misdemeanor involving moral turpitude, or Employee’s engaging in conduct involving dishonesty toward the Company or its customers, or engaging in conduct that could damage the reputation or good will of the Company, whether or not occurring in the workplace; or
(iii)  Employee’s death, or inability with reasonable accommodation to perform his duties under this Agreement because of illness or physical or mental disability or other incapacity which continues for a period of 120 consecutive days, as determined by a medical doctor; or
(iv)  If Employee engages in any type of discrimination, harassment, violence or threat thereof, or other behavior toward other employees of MSI, the Company, or any of their subsidiaries or toward third parties or employees of a third party;
(v)  alcohol abuse and/or use of controlled substances during employment hours, or a positive test for use of controlled substances that are not prescribed by a medical doctor; or
(vi)  gross negligence or willful misconduct with respect to the Company, or any of its affiliates or subsidiaries; or
(vii)  on fifteen (15) days notice for any other material intentional breach of this Agreement or the Company’s Employee Manual by Employee not cured within 30 days after Employee’s receipt of written notice of the same from the Company.

9.
Notice Pay and the Notice Period.  In the event the Company terminates Employee’s employment for any reason other than for Good Cause as defined in  Paragraph 8 above, Employee shall be given two (2) weeks prior notice or, at the Company’s election, he shall be paid two (2) weeks base salary in lieu of notice. In the event Employee elects to terminate his employment with the Company other than in accordance with Paragraph 1e of this Agreement, he shall give to the Company two (2) weeks prior notice.  After the giving of notice by either the Company or Employee and during the period prior to the end of the notice period,  Employee shall continue to perform his duties, which may be modified by the Company including assigning to Employee other or reduced duties and the Company may designate another person to serve as CFO. The giving of notice by the Employee as described in this paragraph, and the continued performance of his duties, including as they may be modified during the notice period, shall constitute a condition to receipt of severance by Employee pursuant to Paragraph 8 above.  If the Company is merged or acquired by another company, the Company will increase the amount of notice from two weeks to three months.  Employee shall be required to work during that notice period, with duties as stated in this paragraph.

Company Confidential Version 32310		Printed 3/23/10
Mace Security International, Inc.	240 Gibraltar Rd. #230	Horsham, PA 19044

10.
Indemnification.  During his employment under this Agreement and for the same period as that provided to the Board members (directors) and other officers, but in no event less than three years after his termination, the Company agrees to indemnify Employee to the maximum extent permitted under Delaware law, and following the termination of his Employment under this Agreement, to maintain in force officer and director liability insurance coverage at least as favorable as the coverage in effect for the Board members (directors) and other officers during and for the same tail period, in no event less than three years.

End of Schedule A

Company Confidential Version 32310		Printed 3/23/10
Mace Security International, Inc.	240 Gibraltar Rd. #230	Horsham, PA 19044